Exhibit 10(d)

Standard Form A of Award Agreement

Incentive Compensation Plan

FOR: ________________

The elements of the plan are as follows:

1.       PROFIT TO PLAN

The Profit to Plan element will be paid according to the following scale up to a maximum of      % of your annual salary:

Rollins Inc. Pre-Tax Profit to Plan Achievement	Annual % of Salary
_____%	_____%
_____%	_____%
_____%	_____%
_____%	_____%
_____%	_____%

The Company must have a profit and a profit improvement for this element to be paid.

Your CY__ Pre-Tax Profit Plan is:       $

Annual ‘___

2.       PROFIT INCREASE OVER LAST YEAR

You will be paid ____% of the profit increase up to the maximum of      % of your annual salary.

The Company must have a profit and a profit improvement for this element to be paid.

Your CY__ Pre-Tax Adjusted Profit base was:       $

Annual ‘___

3.       Combined Revenue GROWTH

The Combined Revenue Growth element will be paid according to the following scale up to a maximum of __% of your annual salary:

Percentage Increase over Prior Year	Revenue $ Increase	Annual % of Salary
____%	$ _________	___%
____%	$ _________	___%
____%	$ _________	___%
____%	$ _________	___%
____%	$ _________	___%
____%	$ _________	___%
____%	$ _________	___%

The Company must have a profit and a profit improvement for this element to be paid.

Your CY__ Combined Revenue Plan is:           $________          $________                          %

        Annual ’__          Actual ’__             % increase

Exhibit 10(d)

Glossary of Terms and Conditions

           Rollins, Inc. Executive Bonus Plan

 I. General Plan Qualifiers and Provisions

A.	The plan year for this bonus is January 1, ____ to December 31, ____.

B.	Your bonus plan is subject to change each year.

C.	Your bonus will be calculated using your actual current base salary as of December 31, ____.

D.	Your eligibility for a bonus and the amount due will be determined solely by the Company.

E.	Bonus payments will be made in one lump sum no later than March 15, ____, minus applicable state and federal taxes. Other deductions may apply, e.g., 401(k) deductions, etc.

F.	You must be employed in the same position on December 31, ____ to be eligible for a bonus, except as described below in (H.)

G.	You will not receive a bonus if for any reason you are in a position on December 31, ____ that is not eligible for a bonus or if you are not actively employed on the date that the bonus is paid.

H.	If you are promoted during the plan year from one bonus-eligible position to another bonus-eligible position, the bonus components common to both plans carry over to the new position. Plan components unique to the original bonus-eligible position will be paid based on time spent in the position (must be at least 50 percent of the plan year). Bonus amounts on these unique components will be calculated at the time of the transfer based on year-to-date results.

I.	If you are hired into a bonus-eligible position during the year, or if you are promoted during the plan year from a position that is ineligible for a bonus into a bonus-eligible position, you will be eligible for a pro-rated bonus if you are in the bonus-eligible position for at least 50 percent of the plan year.

J.	You will not receive any bonus if you falsify documents, violate company policy or know of such actions by employees under your direction without taking corrective actions.

K.	If any bonus amount was paid as a result of misrepresented or inaccurate performance results or figures, the Company expressly reserves the discretionary right to recoup those erroneous bonus overpayments immediately from any future wages and compensation, subject to all applicable local, state and federal laws pertaining thereto, or require repayment of some or all of the bonus compensation paid.

L.	Any disputes over your bonus will be resolved by the Compensation Committee.

Exhibit 10(d)

M.	The Compensation Committee reserves the right to reward outstanding performance in unique situations by awarding an employee a bonus outside the terms of the ____ Home Office Bonus Plan.

N.	The actual profit from which the bonus may be determined may be subject to adjustments as recommended by the President and approved by the Compensation Committee for the year ____.

O.	Acquisitions over $________ in revenue will be added to the Company strategic plan (revenue and profit) based on a pro forma of the acquisition model for bonus calculations.

P.	Plan numbers are subject to change based on approved adjustments to Plan.

 II. Plan Components

A.	General Provisions

The ____ Home Office Executive Bonus Plans divide bonus opportunity into three components: profit to plan performance, profit increase over last year, and combined revenue to planned increase. No bonus will be paid under any component if Rollins Inc.’s pre-tax profit does not result in a profit improvement in ____, as compared to ____.

B.	Profit Increase Performance Component

If Rollins Inc.’s pre-tax profit in ____ increases compared to ____, you will receive a percentage of your salary up to the maximum allowable percentage of salary under your bonus plan for this component based on a scale. A pro-rata calculation will be made for actual results that are between the levels on the scale to the tenths decimal place value.

C.	Profit To Plan Performance Component

If Rollins Inc.’s pre-tax profit meets or exceeds ___% of the Company’s plan in ____, you will receive a bonus based on a scale up to the maximum allowable percentage of salary under your bonus plan for this component. Payouts will begin at ___% of Profit Plan and rise to ___% payout at ___% of Profit Plan. A pro-rata calculation will be made for actual results that are between the levels on the scale to the tenths decimal place value.

D.	Combined Revenue Growth

If Rollins Inc.’s combined revenue increase meets or exceeds ___% of the Company’s combined revenues for ____, you will receive a bonus based on a scale up to the maximum allowable percentage of salary under your bonus plan for this component.

Exhibit 10(d)

ACKNOWLEDGMENT

I have received and read a copy of my Incentive Plan with the accompanying Glossary of Terms and Conditions. I understand that participation in this Plan should in no way be construed as a contract or promise of employment and/or compensation. Employment is at-will, and therefore employment and compensation can terminate, with or without cause and with or without notice, at any time at the option of the Company or employee. I also understand that this Incentive Plan will be subject to review, and likely to change next year.

Plan Participant	Date